Exhibit 2

                      SINO-FOREIGN JOINT VENTURE AGREEMENT
      (Explanatory note: Executed at the request of the local government to restate and amend an earlier agreement among the parties singed on
         September 30, 2004 and to lay down detailed rules of operation.
                     Explanatory Note added by the Company)

INDEX
1        INTRODUCTION
2        PARTIES OF JOINT VENTURE
3        ESTABLISHMENT OF THE COMPANY
4        PRINCIPLE, BUSINESS SCOPE AND SCALE
5        INVESTMENT AND REGISTERED CAPITAL
6        RESPONSIBILITIES
7        PRODUCTS
8        BOARD OF DIRECTORS
9        MANAGEMENT
10       FACILITIES AND PROCUREMENT OF RAW MATERIALS
11       LAND AND BUILDINGS
12       LABORS MANAGEMENT
13       TAXES, FINANCIAL AND AUDITING
14       PROFIT SHARING
15       FOREIGN CURRENCY MANAGEMENT
16       JOINT VENTURE PERIOD
17       DISPOSALS OF PROPERTIES
18       INSURANCE
19       AMENDMENTS, REVISED AND TERMINATION
20       BREACH OF CONTRACT
21       SEVERABILITY AND ENFORCEMENT
22       GOVERNING LAWS
23       ARBITRATION
24       OTHERS

1. Introduction

This agreement (the "Agreement) is signed by the shareholders of Suzhou Hengyi Pharmaceutical of Feedstock Co., Ltd. ("Hengyi") and China Biopharmaceuticals Holdings Inc. ("CBH"), in compliance with the "Sino-Foreign Joint Venture Law of China" and other related Chinese laws ("Joint Venture Business Law"), to agree to transform Hengyi, located in Dongfang, Zhoushi Town, Kunshan City, Jiangsu Province, into a Sino-froeign joint venture company in continuing its operations under the same business name of Suzhou Hengyi pharmaceutical of Feedstock Co., Ltd. (the "Company").


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2. Parties of the Company

Ariicle 1. Parties of the Agreement:
      Party A: Natural person: ZHU GANG (Original shareholder of Hengyi)
               Nationality: China
               Address: NO.7, Group 10, Lufen, Fuqiao Town, Taicang City,
                        Jiangsu Province
               ID NUMBER: [deleted for privacy protection]

      Party B: Natural Person: ZHOU FU YING (Original shareholder of Hengyi)
               Nationality: China
               Address: NO.50, Group 2, Xinchuang Village, Xinhu Town,
                        Taicang City, Jiangsu Province
               ID NUMBER: [deleted for privacy protection]

      Party C: Company Name: China Biopharmaceuticals Holdings Inc.
               Legal address: NO.101, 52 St., New York , NY USA
               Legal representative: Lufan AN
               Position: President
               Nationality: CHINA

3. Establishment of The Company

Article 2. In comply with the Joint Venture Business Law, Parties A, B and C agree to set up a sino-foreign joint venture company of Suzhou Hengyi pharmaceutical of Feedstock Co., Ltd. in Dongfang, Zhoushi Town, Kunshan City, Jiangsu Province, where Hengyi is located.

Article 3. The name of the Company shall remain as Suzhou Hengyi pharmaceutical of Feedstock Co., Ltd., and the legal address of the Company is Dongfang village, Zhoushi Town, Kunshan City (54 Kuntai Road, Zhoushi town, Kunshan
City).

Article 4. The organization of the Company is classified as a limited liability company. The percentage of profit sharing, risk taking and the undertaking of liabilities of the Company shall be shared by all three parties based on the percentage of capital invested respectively. Profit earned by the Company is distributed according to the regulations of the government and the decision of the Board.

Article 5. The operations of the Company must comply with the laws and regulations of China under the jurisdiction and protection of the Chinese government.



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4. PRINCIPLE, BUSINESS SCOPE AND PRODUCTION CAPIBILITY

Article 6. The principle of the Company is to enhance economic cooperation and technology exchange; to establish a company at an internationally advanced level; and to ensure satisfactory economic benefits by adopting scientific management methods in the spirit of mutual benefit and understanding. All three parties will strive to expand business scope and make progress in business development.

Article  7.  The  business   scope  of  the  Company   includes:   manufacturing
Carbamazepine and Flumequine; selling its own manufactured products; and import and export business; Distribution business is not included.

Article 8. The production capability of the Company shows an average sale of approximately 80 to 100 Million in Renminbi ("RMB") per year. This production capability can be enhanced by increasing or readjusting production lines based on the market demand.

5. INVESTMENT AND REGISTERED CAPITAL

Article 9. Total investment in the Company by the parties is RMB 24,850,000.00 out of which the registered capital is RMB 17,400,000. Party A and Party B's combined investment is included the original registered capital of RMB 3,000,000 in Hengyi plus the retained earnings of RMB 1,217,656 as of December 31, 2004. CBH invests RMB 13,242,400, among which RMB 13,182,344 is for the Company's registered capital. Among the total investment from Party A and Party B, RMB
3.08 are accounted for capital surplus and among the total investment from Party C, RMB 60,056 are accounted for capital surplus.

Article 10. Invested capitals by Party A, B and C are calculated in RMB. Party A provides its net assets valued at RMB 2,108,829.54 based on Hengyi's unaudited financial statement of balance sheet as of December 31. 2004, which represented 12.1197% ownership of the Company; Party B invests RMB 2,108,829.54 based on Hengyi's unaudited financial statement of balance sheet as of December 31. 2004, which represented 12.1197% ownership of the Company; and Party C invests USD 1,600,000, which equals RMB 13,242,400 (exchange rate is USD1=RMB8.2765), which represented 75.7606% ownership of the Company. The investment in the Company by Party C will be paid by installments: The first payment of USD 320,000 shall be wired to the Company within 7 days after received the "Certificate of Approval for Establishment of Enterprises with Foreign Inve4stment in the People's Republic of China" (the "Certificate of Approval"). The second payment of USD 1,280,000 shall be wired to the company within 90 working days after received the Certificate of Approval.


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Article 11. Total registered capital of the Company is RBM 17,400,000.

Article 12. Should one Party decide to sell partial or all of its shares, a written agreement from other Party or Parties and with the approval from the Administration of Industry and Business Management is required; and other Party or Parties have the right of the first refusal on future such sale.

6. DUTIES AND RESPONSIBILITIES

Article 13. Duties & responsibilities of Party A and Party B:
     (1) To process and complete the approval, the change of corporation, business license and other matters concerning the forming of the Company through relevant departments in China;
     (2) To have the exact amount of investment into the Company on schedule according to article 10 and 11 in the Agreement.
     (3)  To take charge of other related matters the Company entrusts.

Article 14.  Duties & responsibilities of Party C:

     (1) To have the exact amount of investment into the Company on schedule according to article 10 and 11 in the Agreement.
     (2) To assist party A and party B with the issue in processing the approval, the change of corporation, business license and other matters concerning the forming of the Company through relevant departments in China;
     (3)  To provide information of international market related to the Company;
     (4)  To assist and train technical personnel and production workers;
     (5)  To take charge of other related matters the Company entrusts.

7. PRODUCTS

Article 15. Parties A, B and C are all responsible for the business operation of the Company. Periodically, the Board of Directors will make decisions on operation cost and profit margin referring to product prices and operation model of similar companies in world market.

Article 16. Equipments, raw materials, office facilities and transportation vehicles should be purchased preferentially in domestic market.



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8. BOARD OF DIRECTORS

Article 17. The commencement of the Board is the day when the Company is registered with Business License.

Article 18. The board is formed with five directors, among them, one director each is assigned by Party A and party B, two directors are assigned by party C, the fifth director is decided by party A, B and C all together; the chairman is assigned by party C, with a term of three years, and can stay in this position if he or she is reassigned by the assigner.

Article 19. The board is the utmost authority of the Company and can decide all important issues of the Company. The following issues must be unanimously passed by all directors of the board:
     (1)  To modify the Agreement, articles and revised attachments.
     (2) To terminate and dissolve the Company or to extend the period of joint venture;
     (3) To increase the capital, adjust the investment percentage, change or transfer the registered capital of the Company;
     (4)  To merge the Company with other business entities;
     (5)  Approving and fixing the domestic and export prices of products;
     (6) To decide the growth strategy, production and business plan, budget, profit sharing and wages & salaries adjustment;
     (7) To appoint and remove general manager and senior staffs of the Company;
     (8) To liquidate the assets when the Company is terminated in advance or the joint venture agreement expired;
     (9) Issues other than the above-mentioned eight items should be approved and decided by the agreement of a simple majority of the board.

Article 20. The board of directors' meeting should be held for no less than twice annually, and should be convoked and presided by the chairman of the board; if the chairman is absent, the board should be convoked and presided by vice chairman of the board or other directors assigned by chairman of the board. If one third of the directors propose a board of directors' meeting, the chairman can convoke temporary board meeting.

Article 21. The board meeting can only be held in the presence of more than four fifth of directors. If a director cannot be present, he or she can assign other to attend and vote on the behalf of he or she. Minute of the meeting should be signed by all the directors present and then be preserved. The board meeting is


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usually held in the legal  address of the joint  venture.  Chairman is the legal
representative  of  the  joint  venture,   if  he  or  she  cannot  fulfill  the
responsibility,   he  or  she  should   authorize  other  directors  to  be  the
representative.

9. MANAGEMENT

Article 22. Management structure is set up in the joint venture in charge of daily operation and management. The management is led by the general manager, appointed by the board, with a term of three years, and can continue in the position if reappointed by the board of directors.

Article 23. The duty of the general manager is to execute the resolutions of the board, organize and lead daily management of the joint venture. Under the authorization of the board, the general manager can represent the joint venture and appoint and remove the staff, execute other powers authorized by the board.

Article 24. Appointed by the board, chairman and directors can take the position of general manager and other senior management positions in the Company. If the manager and other senior officers mis-manage the Company, the board can decide to remove him or her immediately and also render necessary punishment.

10. FACILITIES AND MATERIALS

Article  25.  Necessary   equipment,   raw  material,   office   facilities  and
transportation vehicles should be purchased preferably in the domestic market, under equivalent conditions.

Article 26. The Company entrusts Party A and Party B to purchase imported materials and facilities, which must be approved by all parties.

11. LAND AND BUILDINGS

Article 27. The land of 26,252.7 square meters used by the Company has been registered with State Administration of Land Management with Certificate of Land Use Right, land title No. 1020113016#, for 50 years of usage of this land. All operational required buildings have been basically completed.



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12. LABOUR

Article 28. Issues of hiring and terminating employees, determining wages and salaries, employee insurance, employee benefit and rewards and punishment will be executed according to the "Regulations of Labaor Management of Sino-Foreign Joint Venture Business of China"; and other implantations should be decided by the board in joint effort of both the Company and the labor union of the Company to regulate the contract with individual worker or all workers. Once concluded, the labor contract should be reported to and filed with the relevant government labor department.

Article 29. After discussion by all parties, minimal wages are set to RMB 8,608.00 per year per worker, which is based on the baseline standard announced by Kunshan City in 2004, with the understanding that based on the expansion of production capability, the improvement of employees' professional skill, the growth of domestic living standard and the adjustment of wages level in China that the Company will consider to adjust wages appropriately.

Article 30. The Company promises to keep all original employees in their positions. The salaries, social security insurance, benefit and reimbursement of the senior management personnel recommended by Parties A, B and C will be decided by the board of directors.

13. TAXES, FINANCIAL AND AUDITING

Article 31. The Company will comply with regulations of the "Joint Venture Business Law of China" to provide for the contingency fund, business development fund and employee benefit fund. Respective annual reserve funds amounts will be decided by the board based on relevancy government regulations in connection with the Company's operational result and financial performances.

Article 32. Fiscal year of the Company is from January 1 to December 31; and all the accounting records, documents, paper and books should be written in Chinese and Currency Unit of Renminbi is used in bookkeeping and accounting.

Article 33. The Company's financial statements are on monthly and yearly basis. Auditing should be made by Chinese Certified Public Accountants, and the results should be reported to the board and general manager. Should a foreign auditor is requested by one party to audit the Company's annual report; the other parties shall give consent. The party who request foreign auditor shall bear the expenses incurred.



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Article 34. During every first  quarter of business  year,  the general  manager should take charge for working out the balance sheet, income statement and profit sharing proposal of the previous year and present to the board for review and approval.

14. PROFIT SHARING

Article 35. According to the "Corporate Income Tax Law for Enterprises with Foreign Investment in China", the Company will apply for tax exemption or tax benefit. After deducting the reserved contingency fund and business development fund required by government regulations and the employee benefit fund which is decided by the board, the remained profit can be distributed to shareholders upon the decision of the board of directors.

15. FOREIGN CURRENCY MANAGEMENT

Article 36. With issued business license, the Company should open its Renminbi account and foreign currencFy account in the bank or financial institute, which is authorized by the "Administration of Foreign Exchange Control".

Article 37. Any foreign exchange activities in the Company should comply with regulations of the "Administration of Foreign Exchange Control of China".

Article 38. Termination or liquidation of the Company, after fulfilling its duties and responsibilities in the Company, distributable profit and/or party contributed capitals, can be legally remitted and wired out of China with the permission of the government according to the government regulations of foreign exchange control.

16. JOINT VENTURE PERIOD

Article 39. The term of this joint venture is 15 years; commencing from the day of issuing business license of the Company.

Article 40. Six months before the expiry of the joint venture, if one party proposes to extend the joint venture and directors so approve unanimously, the Company can apply to the relevant foreign trade bureau or the relevant government agencies to extend the term of the joint venture.


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17. DISPOSAL OF PROPERTIES

Article 41. When the joint venture has expired or is terminated, assets of the Company shall be liquidated by any accounting firm after liquidating auditing. Net assets, among which the land shall be priced at the original purchase price, shall be distributed to all parties based on their ownership percentages in the Company. Party A will take the land at original purchased price. All other assets and liabilities shall be shared by all parties based on their ownership percentage in the Company.

18. INSURANCE

Article 42. The Board decides that all insurances of the Company shall be bought from the People's Insurance Company of China; the coverage, category, value and period of insurances will have to base on the regulations of the insurance company.

19. AMENDMENTS, REVISED AND TERMINATION

Article 43. Amendment to the Agreement or attachments can take effect only through supplementary amending agreement signed by all parties and approved by the State Administration of Industry & and Commerce.

Article 44. If due to force majeure, the Agreement cannot be fulfilled, or due to continuing operation loss over a long period of time causing the Company to be in non-operating condition and if unanimously agreed to by all the parties hereto and with the approval of the Administration of Industry & Commerce, the Agreement can be terminated before its term..

Article 45. If one party doesn't fulfill or violate its duties described in the Agreement or articles herein, it shall be treated as unilaterally terminating the Agreement. If all parties agree to continue the joint venture, then the violating party should compensate the Company for the loss it caused.

20. BREACH OF CONTRACT

Article 46. If any party does not invest the exact number of capital as stipulated in Chapter 5 of the contract, from the first month of exceeding the deadline, the default party should pay 3% of the investment for compensation. If it cannot make the payment in three months, the compensation is 9% of the investment, and the other parties have the right to terminate the contract according to Article 45, and ask for compensation.


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Article 47. If one party  bleaches the Agreement or attachment of the Agreement, the breaching party shall take sole responsibility for such breach. If all three parties breach the Agreement or attachment of the Agreement, all of them shall take the responsibility accordingly.

21. SEVERABILITY AND ENFORCEMENT

Article 48. Due to force majeure that cannot be predicted and of which the outcome cannot be prevented or avoided, such as earthquake, typhoon, flood, fire and war, the fulfillment of the contract is affected. The party encountering these accidents should notify the other parties immediately, within 15 days, and provide details and effective evidences to prove that the contract cannot be fulfilled or the fulfillment needs to be delayed. The evidence should be provided by local notarization agents, and in consideration for the extent that the fulfillment is affected by the accident, three parties should negotiate to decide whether to eliminate the contract, partly eliminate the contract or delay the fulfillment of the contract.


22. GOVERNING LAW

Article  49.  The   establishment,   force,   interpretation,   fulfillment  and
arbitration of the contract are all governed by the law of the People's Republic of China.

23. Arbitration

Article 50. All disputes in connection with the execution of this Agreement shall be settled friendly through negotiation among all three parties. In case no settlement can be reached, the disputes should be submitted for arbitration to the Arbitration Commission of the China Council for the Promotion of International Trade in accordance with the Provisional Rules of Procedure promulgated by the said Arbitration Commission. The award by the Arbitration commission shall be final and binding upon all parties and the arbitration fee shall be borne by the losing parties.


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Article  51. In the  process of  arbitration,  except for the  disputed  part in arbitration, the Agreement should continue to implemented.

24. MISCELLANCEOUS

Article 52. All supplements of the Agreement include company bylaws which are legal components of the Agreement.

Article 53. The Agreement and its supplements should be approved by Ministry of Foreign Trade or relevant approval government agencies.

Article 54. The notification regarding rights and duties of three parties should be delivered by registered mail to the legal addresses of the three parties listed in this Agreement or by telegraph or fax.

Article 55. The Agreement is written in Chinese, in triplet, and each party hold one copy. Other duplicates are filed or preserved with relevant government agencies.

Article 56. The Agreement is entered into as of the December 31, 2004 by legal representatives of the three parties on the third floor meeting room of Suzhou Hengyi Pharmaceutical Feedstock Co. Ltd. with address of Dongfang Village, Zhoushi town, Kunshan City, Jiangsu province.





Party A: /s/ ZHU GANG

Party B: /s/ZHOU FU YING

Party C: China Biopharmaceuticals Holdings Inc.
         By: /s/ AN LUFAN
         Title: President